Exhibit 5.1

Boise Inc.

Legal Department

1111 West Jefferson Street Ste 200

PO Box 990050 Boise, ID 83799-0050

T 208 384 7732 F 208 384 7945

KarenGowland@BoiseInc.com

Karen Gowland

Vice President, General Counsel,

and Corporate Secretary

October 15, 2009

Boise Inc.

1111 West Jefferson Street

Ste. 200

Boise, ID 83799-0050

Subject: Boise Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Boise Inc., a Delaware corporation (the “Company”). In that capacity, I have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, of a post-effective amendment on Form S-3 to a registration statement (the “Registration Statement”) registering the Covered Shares (as hereinafter defined). The “Covered Shares” consist of 41,400,000 shares of the common stock, $.0001 par value, of the Company (“Common Stock”) issuable upon exercise of the warrants sold to the public with an exercise price of $7.50 per share.

I have reviewed originals or copies of certified or otherwise satisfactorily identified documents, corporate and other records, certificates and papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as I deemed it necessary to examine for purposes of this opinion.

Based upon the foregoing, it is my opinion that the Covered Shares, when issued upon exercise of the underlying warrants by the holders thereof and the receipt of the full payment of the warrant price by the holders thereof to the Company, will be legally issued, fully paid, and non-assessable shares of Common Stock.

My opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and I do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

/S/ KAREN E. GOWLAND
Karen E. Gowland

KEG/kg